Exhibit 99.1

Press Release

iBasis Reduces Debt by $12.3 Million as
Convertible Notes Convert to Equity

Thursday June 23, 1:13 pm ET

BURLINGTON, Mass.—(BUSINESS WIRE)—June 23, 2005—iBasis, Inc. (OTCBB: IBAS - News), a leader in international long distance, VoIP, and prepaid calling cards, today announced that so far this quarter approximately $12.3 million of the Company’s debt has been converted to equity through negotiated agreements with noteholders and through voluntary conversions. Overall, the notes were converted to approximately 6.6 million shares of iBasis common stock at the original conversion price of $1.85 per share.

The negotiated conversions consisted of $9.1 million of the Company’s 8% Secured Convertible Notes due 2007 and $2 million of its 6 3/4 % Convertible Subordinated Notes due 2009. In addition, approximately $1.2 million of 6 3/4 % Convertible Subordinated Notes were converted to equity at the $1.85 conversion price, in separate voluntary transactions.

The overall reduction in the company’s debt results in total annual savings on future interest payments of approximately $940,000, is accretive to earnings, and improves future cash flow. In association with the negotiated agreements, the Company paid premiums to encourage early conversion in the amount of $661,000 in stock and cash, which will be charged to results of operations in Q2 2005.

Following these conversions, the outstanding face amount on the company’s long term debt is $52.4 million.

“These conversions support our continuing efforts to become debt-free and to improve shareholder equity,” said Ofer Gneezy, president and CEO of iBasis. “With all of our long term debt convertible at $1.85, we feel we are making strong progress toward achieving these goals.”

About iBasis

Founded in 1996, iBasis (OTCBB: IBAS - News) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(TM) web-based offering (www.pingo.com) and disposable calling cards, which are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Skype, and Telefonica. iBasis carried approximately 5 billion minutes of international voice over IP (VoIP) traffic in 2004, and is one of the ten largest carriers of international voice traffic in the world(1). For four consecutive years service providers named iBasis the best international wholesale carrier in ATLANTIC-ACM’s annual International Wholesale Carrier Report Card(2). iBasis was also ranked among the fastest-growing technology companies in New England in the 2002, 2003, and 2004 Technology Fast 50 programs sponsored by Deloitte & Touche. The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

Assured Quality Routing and iBasis are registered marks, Pingo, DirectVoIP, PremiumCertified, RateWatcher, The iBasis Network, and the last calling card you’ll ever need are trademarks or servicemarks of iBasis, Inc. All other trademarks are the property of their respective owners.

Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the company’s current expectations regarding revenue growth, sources of revenue, margin improvement and future capital expenditures constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company’s services and the timing and amount of revenue generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as “Risk Factors” in iBasis’ most recent Forms 10-K and 10-Q, and the company’s other SEC filings. We have no current intention to update any forward-looking statements.

(1)Telegeography 2005 data compared with iBasis 2004 traffic volume.

(2)ATLANTIC-ACM International Wholesale Carrier Report Card - 2002, 2003, 2004, & 2005.

Contact:

Media:

iBasis, Inc.

Chris Ward, 781-505-7557

cward@ibasis.net

or

Investors:

iBasis, Inc.

Richard Tennant, 781-505-7409

ir@ibasis.net

Source: iBasis, Inc.